NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 03, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 21, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Fathom Digital Manufacturing Corporation and Fathom Digital Manufacturing Merger Sub 2, LLC, a wholly-owned subsidiary of Fathom Digital Manufacturing Merger Sub, Inc., which is a wholly-owned subsidiary of Fathom Digital Manufacturing Intermediate, LLC, which are affiliates of funds managed by CORE Industrial Partners, LLC became effective on May 21, 2024. Each share of Class A Common Stock of Fathom Digital Manufacturing Corporation was exchanged for USD 4.75 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 21, 2024.